Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160849

PROSPECTUS

American Defense Systems, Inc.

5,695,505 Shares
Common Stock

This prospectus relates to the offer and sale of 5,695,505 shares of common stock that may be sold from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of common stock covered by this prospectus.

The selling stockholders may dispose of their shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution”.

Our common stock is traded on the NYSE Amex under the symbol EAG. The closing bid price for our common stock on August 4, 2009 was $0.50 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 2 of this prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009.

You should only rely on the information contained in this prospectus, including the information incorporated by reference herein as disclosed under “Incorporation of certain Information by Reference”. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, and the information incorporated by reference into this prospectus is accurate only as of the date of the document incorporated by reference.

Unless the context otherwise requires, when we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to American Defense Systems, Inc., a Delaware corporation, and its subsidiaries, unless it is clear from the context or expressly stated that these references are only to American Defense Systems, Inc.

RISK FACTORS

Our business, industry and common stock are subject to numerous risks and uncertainties. The discussion below sets forth all of such risks and uncertainties that are material. Any of the following risks, if realized, could materially and adversely affect our revenues, operating results, profitability, financial condition, prospects for future growth and overall business, as well as the value of our common stock.

Risks Relating to Our Company

We depend on the U.S. Government for a substantial amount of our sales and our growth in the last few years has been attributable in large part to U.S. wartime spending in support of troop deployments in Iraq and Afghanistan. If such troop levels are reduced significantly, our business may be harmed; and if we do not continue to experience demand for our products within the U.S. Government, our business may fail.

We serve primarily the defense market and our sales are highly concentrated within the U.S. government. Customers for our products include the U.S. Department of Defense, including the U.S. Marine Corps and TACOM, and the U.S. Department of Homeland Security. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending.

U.S. defense spending historically has been cyclical. Defense budgets have received their strongest support when perceived threats to national security raise the level of concern over the country’s safety, such as in Iraq and Afghanistan. As these threats subside, spending on the military tends to decrease. Accordingly, while U.S. Department of Defense funding has grown rapidly over the past few years, there is no assurance that this trend will continue. Rising budget deficits, the cost of the war on terror and increasing costs for domestic programs continue to put pressure on all areas of discretionary spending, and the new administration has signaled that this pressure will most likely impact the defense budget. A decrease in U.S. government defense spending, including as a result of planned significant U.S. troop level reductions in Iraq or Afghanistan, or changes in spending allocation could result in our government contracts being reduced, delayed or terminated. Reductions in our government contracts, unless offset by other military and commercial opportunities, could adversely affect our ability to sustain and grow our future sales and earnings within the U.S. Department of Defense.

Our revenues in 2008 and the first three months of 2009 have been concentrated in a small number of contracts obtained through the U.S. Department of Defense and the loss of, or reduction in estimated revenue under, any of these contracts, or the inability to contract further with the U.S. Department of Defense could significantly reduce our revenues and harm our business.

During 2008 and the first three months of 2009, two contracts with the U.S. Department of Defense represented approximately 75% of our revenue. While we believe we have satisfied and continue to satisfy the terms of these contracts, there can be no assurance that we will continue to receive orders under such contracts. Our government customers generally have the right to cancel any contract, or ongoing or planned orders under any contract, at any time. If any of these two contracts were canceled, there are significant reductions in expected orders under any of the contracts, or we were unable to contract further with the U.S. Department of Defense, our revenues could significantly decrease and our business could be severely harmed.

We have entered into a Settlement Agreement, Waiver and Amendment with holders of our Series A Convertible Preferred Stock, pursuant to which, among other things, we have agreed to redeem $7,500,000 in stated value of the Series A Convertible Preferred Stock by December 31, 2009. If we fail to redeem such Series A Convertible Preferred Stock, our business would be significantly harmed.

In connection with our application to list shares of our common stock on the American Stock Exchange (now known as the NYSE Amex), we entered into a consent agreement with the holders of our Series A Convertible Preferred Stock (the “Series A Preferred”). We did not meet the financial performance targets set forth in the consent agreement, which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 27, 2008. Our breach purportedly gave the holders of the Series A Preferred the right to require us to redeem all or a portion of their shares of such stock. We filed Current Reports on Form 8-K with the SEC on February 17, 2009 and March 4, 2009 regarding the foregoing. On April 14, 2009, we received a notice from the holder of approximately 94% of the Series A Preferred that it was exercising such redemption right. The Series A Preferred Stockholder also demanded that we pay them 12% dividends they assert accrued from January 1, 2009 to April 13, 2009, on its Series A Convertible Preferred Stock, in cash, as well as certain of their legal fees in connection with related matters. On May 22, 2009, we entered into a Settlement Agreement, Waiver and Amendment with the holders of our Series A Preferred (the “Settlement Agreement”) pursuant to which, among other things, the Company has agreed to redeem $7,500,000 in stated value of Series A Preferred by December 31, 2009. We filed a Current Report on Form 8-K with the SEC on May 26, 2009, regarding the foregoing. In addition, pursuant to the original terms of the Series A Preferred, we are required to redeem in full any remaining outstanding shares of Series A Preferred on December 31, 2010. We expect that, in order to satisfy these redemption obligations, we will need to secure additional financing. If we are unable to obtain such financing or the cost of obtaining such financing were prohibitive, our business would be significantly harmed.

We are required to comply with complex procurement laws and regulations, and the cost of compliance with these laws and regulations, and penalties and sanctions for any non-compliance could adversely affect our business.

We are required to comply with laws and regulations relating to the administration and performance of U.S. government contracts, which affect how we do business with our customers and impose added costs on our business. Among the more significant laws and regulations affecting our business are the following:

•   The Federal Acquisition Regulations: Along with agency regulations supplemental to the Federal Acquisition Regulations, comprehensively regulate the formation, administration and performance of federal government contracts;

•   The Truth in Negotiations Act: Requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•   The Cost Accounting Standards and Cost Principles: Imposes accounting requirements that govern our right to reimbursement under certain cost-based federal government contracts; and

•   Laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the export of certain products and technical data. We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. government.

Our contracting agency customers periodically review our performance under and compliance with the terms of our federal government contracts. We also routinely perform internal reviews. As a result of these reviews, we may learn that we are not in compliance with all of the terms of our contracts. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including:

•   Termination of contracts;

•   Forfeiture of profits;

•   Cost associated with triggering of price reduction clauses;

•   Suspension of payments;

•   Fines; and

•   Suspension or debarment from doing business with federal government agencies.

If we fail to comply with these laws and regulations, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts in the future or receive renewals of existing contracts. If we are subject to civil and criminal penalties and administrative sanctions or suffer harm to our reputation, our current business, future prospects, financial condition, or operating results could be materially harmed. In addition, we are subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized release or access to classified information by foreign nationals.

Government contracts are usually awarded through a competitive bidding process that entails risks not present in the acquisition of commercial contracts.

A significant portion of our contracts and task orders with the U.S. government is awarded through a competitive bidding process. We expect that much of the business we seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many government customers to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or IDIQ contracts, General Services Administration, or GSA schedule contracts and other government-wide acquisition contracts, or GWACs. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring us to make sustained post-award efforts to realize revenue under each such contract. Competitive bidding presents a number of risks, including without limitation:

•   the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•   the substantial cost and managerial time and effort that we may spend to prepare bids and proposals for contracts that may not be awarded to us;

•   the need to estimate accurately the resources and cost structure that will be required to service any contract we award; and

•   the expense and delay that may arise if our or our partners’ competitors protest or challenge contract awards made to us or our partners pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected, and that could cause our actual results to be adversely affected. In addition, upon the expiration of a contract, if the customer requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts would cause our actual results to be adversely affected.

The U.S. government may reform its procurement or other practices in a manner adverse to us.

Because we derive a significant portion of our revenues from contracts with the U.S. government or its agencies, we believe that the success and development of our business will depend on our continued successful participation in federal contracting programs. The current administration has signed a Memorandum for the Heads of Executive Departments and Agencies on Government Contracting, which orders significant changes to government contracting, including the review of existing federal contracts to eliminate waste and the issuance of government-wide guidance to implement reforms aimed at cutting wasteful spending and fraud. The federal procurement reform called for in the Memorandum requires the heads of several federal agencies to develop and issue guidance on review of existing government contracts and authorizes that any contracts identified as wasteful or otherwise inefficient be modified or cancelled. If any of our contracts were to be modified or cancelled, our actual results could be adversely affected and we can give no assurance that we would be able to procure new U.S. Government contracts to offset the revenues lost as a result of any modification or cancellation of our contracts. In addition, there may be substantial costs or management time required to respond to government review of any of our current contracts, which could delay or otherwise adversely affect our ability to compete for or perform contracts. Further, if the ordered reform of the U.S. Government’s procurement practices involves the adoption of new cost-accounting standards or the requirement that competitors submit bids or perform work through teaming arrangements, that could be costly to satisfy or could impair our ability to obtain new contracts. The reform may also involve the adoption of new contracting methods to GSA or other government-wide contracts, or new standards for contract awards intended to achieve certain socio-economic or other policy objectives, such as establishing new set-aside programs for small or minority-owned businesses. In addition, the U.S. government may face restrictions from other new legislation or regulations, as well as pressure from government employees and their unions, on the nature and amount of services the U.S. government may obtain from private contractors. These changes could impair our ability to obtain new contracts. Any new contracting methods could be costly or administratively difficult for us to implement and, as a result, could harm our operating results.

Our contracts with the U.S. government and its agencies are subject to audits and cost adjustments.

U.S. government agencies, including the Defense Contract Audit Agency, or the DCAA, routinely audit and investigate government contracts and government contractors’ incurred costs, administrative processes and systems. Certain of these agencies, including the DCAA, review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of our internal control systems and policies, including our purchase, property, estimation, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems are found not to comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome of an audit by the DCAA or another government agency could cause actual results to be adversely affected and differ materially from those anticipated. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these events could cause our actual results to be adversely affected.

A portion of our business depends upon obtaining and maintaining required security clearances, and our failure to do so could result in termination of certain of our contracts or cause us to be unable to bid or re-bid on certain contracts.

Obtaining and maintaining personal security clearances (or PCLs) for employees involves a lengthy process, and it can be difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances, or if such employees who hold security clearances terminate their employment with us, the customer whose work requires cleared employees could terminate the contract or decide not to exercise available options, or to not renew it. To the extent we are not able to engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts, which could adversely affect our business.

A facility security clearance (or FCL) is an administrative determination by the Defense Security Service (DSS), a U.S. Department of Defense component, that a particular contractor facility has the requisite level of security, procedures, and safeguards to handle classified information requirements for access to classified information. Our ability to obtain and maintain facility security clearances has a direct impact on our ability to compete for and perform U.S. government contracts, the performance of which requires access to classified information. Our ability to so obtain or maintain any facility security clearance level could result in the termination, non-renewal or our inability to obtain certain U.S. government contracts, which would reduce our revenues and harm our business.

We may not realize the full amount of revenues reflected in our backlog, which could harm our operations and significantly reduce our future revenues.

There can be no assurances that our backlog estimates will result in actual revenues in any particular fiscal period because our customers may modify or terminate projects and contracts and may decide not to exercise contract options. We define backlog as the future revenue we expect to receive from our contracts. We include potential orders expected to be awarded under IDIQ contracts. Our revenue estimates for a particular contract are based, to a large extent, on the amount of revenue we have recently recognized on that contract, our experience in utilizing capacity on similar types of contracts, and our professional judgment. Our revenue estimate for a contract included in backlog can be lower than the revenue that would result from our customers utilizing all remaining contract capacity. Our backlog includes estimates of revenues the receipt of which require future government appropriation, option exercise by our clients and/or is subject to contract modification or termination. At March 31, 2009, our backlog was approximately $60 million, of which $45 million is estimated to be realized in 2009. These estimates are based on our experience under such contracts and similar contracts, and we believe such estimates to be reasonable. However, we believe that the receipt of revenues reflected in our backlog estimate for the following twelve months will generally be more certain than our backlog estimate for periods thereafter. If we do not realize a substantial amount of our backlog, our operations could be harmed and our future revenues could be significantly reduced.

U.S. government contracts often contain provisions that are typically not found in commercial contracts and that are unfavorable to us, which could adversely affect our business.

U.S. government contracts contain provisions and are subject to laws and regulations that give the U.S. government rights and remedies not typically found in commercial contracts, including without limitation, allowing the U.S. government to:

•   terminate existing contracts for convenience, as well as for default;

•   establish limitations on future services that can be offered to prospective customers based on conflict of interest regulations;

•   reduce or modify contracts or subcontracts;

•   cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•   decline to exercise an option to renew a multi-year contract;

•   claim intellectual property rights in products provided by us; and

•   suspend or bar us from doing business with the federal government or with a governmental agency.

The ownership, control or influence of our company by foreigners could result in the termination, non-renewal or our inability to obtain certain U.S. government contracts, which would reduce our revenues and harm our business.

We are subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive information. If we were to come under foreign ownership, control or influence, our clearances could be revoked and our U.S. government customers could terminate, or decide not to renew, our contracts, and such a situation could also impair our ability to obtain new contracts and subcontracts. Any such actions would reduce our revenues and harm our business.

We depend on our suppliers and three, in particular, currently provide us with approximately 55% to 65% of our supply needs. If we can not obtain certain components for our products or we lost our key supplier, we might have to develop alternative designs that could increase our costs or delay our operations.

We depend upon a number of suppliers for components of our products. Of these suppliers, Action Group supplies approximately 35% and Standard Bent Glass and Red Dot each supplies between 10% and 15% of our overall supply needs. Moreover, Action Group supplies all of our steel pieces and hardware, Standard Bent Glass supplies all of our glass requirements and Red Dot supplies all of our vehicle air conditioning and heating equipment for our CPKs. There is an inherent risk that certain components of our products will be unavailable for prompt delivery or, in some cases, discontinued. We have only limited control over any third-party manufacturer as to quality controls, timeliness of production, deliveries and various other factors. Should the availability of certain components be compromised through the loss of, or impairment of the relationship with, any of our three key suppliers or otherwise, it could force us to develop alternative designs using other components, which could add to the cost of goods sold and compromise delivery commitments. If we are unable to obtain components in a timely manner, at an acceptable cost, or at all, we may need to select new suppliers, redesign or reconstruct processes we use to build our transparent and opaque armored products. We may not be able to manufacture one or more of our products for a period of time, which could materially adversely affect our business, results from operations and financial condition.

If we fail to keep pace with the ever-changing market of security-related defense products, our revenues and financial condition will be negatively affected.

The security-related defense product market is rapidly changing, with evolving industry standards. Our future success will depend in part upon our ability to introduce new products, designs, technologies and features to meet changing customer requirements and emerging industry standards; however, there can be no assurance that we will successfully introduce new products or features to our existing products or develop new products that will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect our business. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete. Should we fail to keep pace with the ever-changing nature of the security-related defense product market, our revenues and financial condition will be negatively affected.

We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new and adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies. Due to the design complexity of our products, we may in the future experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our offerings will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technologies which gain market acceptance in advance of our products.

We may be subject to personal liability claims for our products and if our insurance is not sufficient to cover such claims, our expenses may increase substantially.

Our products are used in applications where the failure to use our products properly or their malfunction could result in bodily injury or death. We may be subject to personal liability claims and our insurance may not be adequate to cover such claims. As a result, a significant lawsuit could adversely affect our business. We may be exposed to liability for personal injury or property damage claims relating to the use of the products. Any future claim against us for personal injury or property damage could materially adversely affect the business, financial condition, and results of operations and result in negative publicity. We currently maintain insurance for this type of liability as well as seek SAFETY Act certification for our products where we deem appropriate. However, even if we do purchase insurance, we may experience legal claims outside of our insurance coverage, or in excess of our insurance coverage, or that insurance will not cover. Even if we are not found liable, the costs of defending a lawsuit can be high.

We are subject to substantial competition and we must continue research and development to remain competitive.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

We must comply with environmental regulations or we may have to pay expensive penalties or clean up costs.

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, discharge and disposal of, hazardous or toxic substances or wastes to manufacture our products. We must comply with certain requirements for the use, management, handling, and disposal of these materials. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high. Authorities may also force us to suspend production, alter our manufacturing processes, or stop operations if we do not comply with these laws and regulations.

We may not be able to adequately safeguard our intellectual property rights and trade secrets from unauthorized use, and we may become subject to claims that we infringe on others’ intellectual property rights.

We rely on a combination of patents, trade secrets, trademarks, and other intellectual property laws, nondisclosure agreements and other protective measures to preserve our proprietary rights to our products and production processes. We currently have a number of U.S. pending patent applications.

These measures afford only limited protection and may not preclude competitors from developing products or processes similar or superior to ours. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Although we implement protective measures and intend to defend our proprietary rights, these efforts may not be successful. From time to time, we may litigate within the United States or abroad to enforce our licensed patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others. Enforcing or defending our proprietary rights could be expensive, require management’s attention and might not bring us timely or effective relief.

Furthermore, third parties may assert that our products or processes infringe their patent rights. Our patents, if granted, may be challenged, invalidated or circumvented. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or infringement claims in the future. Infringement claims could result in substantial costs and diversion of our resources even if we ultimately prevail. A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing products. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we may not be able to obtain any such licenses on acceptable terms, if at all.

We depend on management and other key personnel and we may not be able to execute our business plan without their services.

Our success and our business strategy depend in large part on our ability to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing employment offers. We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. We presently maintain “key man” insurance on Anthony Piscitelli, our President and Chief Executive Officer. We believe that, as our activities increase and change in character, additional experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we may not be able to hire them when required, or have the ability to attract and retain them.

We depend on the use of our operating facilities, which currently are nearing capacity. To the extent our growth strategy is successful, our operations could require additional space by the end of 2009 which, if not obtained on a cost-effective basis, could adversely affect our results of operations and financial conditions.

Our success depends on the use of current operating facilities. However, the use of our facilities is quickly becoming maximized. To the extent our growth strategy is successful, we may require the acquisition or lease of additional property by the end of 2009 in order to effectively increase operating capabilities. Obtaining additional space may result in the investment of substantial time and capital and may not prove cost-effective, which could harm our results of operations and financial condition.

We may partner with foreign entities, and domestic entities with foreign contacts, which may affect our business plans.

We recognize that there may be opportunities for increased product sales in both the domestic and global defense markets. We have recently initiated plans to strategically team with foreign entities as well as domestic entities with foreign business contacts in order to better compete for both domestic and foreign military contracts. In order to implement these plans, we may incur substantial costs which may include additional research and development, prototyping, hiring personnel with specialized skills, implementing and maintaining technology control plans, technical data export licenses, production, product integration, marketing, warehousing, finance charges, licensing, tariffs, transportation and other costs. In the event that working with foreign entities and/or domestic entities with foreign business contacts proves to be unsuccessful, this may ineffectively use our resources which may affect our profitability and the costs associated with such work may preclude us from pursuing alternative opportunities.

If international sales grow, we may be exposed to certain unique and potentially greater risks than are presented in our domestic business. International business is sensitive to changes in the in the budgets and priorities of international customers, which may be driven by potentially volatile worldwide economic conditions, regional and local economic and political factors, as well as U.S. foreign policy. International sales will also expose us to local government laws, regulations and procurement regimes which may differ from U.S. Government regulation, including import-export control, exchange control, investment and repatriation of earnings, as well as to varying currency and other economic risks. International contracts may also require the use of foreign representatives and consultants or may require us to commit to financial support obligations, known as offsets, and provide for penalties if we fail to meet such requirements. As a result of these and other factors, we could experience award and funding delays on international projects or could incur losses on such projects, which could negatively impact our results of operations and financial condition.

We are presently classified as a small business and the loss of our small business status may adversely affect our ability to compete for government contracts.

We are presently classified as a small business as determined by the Small Business Administration based upon the North American Industry Classification Systems (NAICS) industry and product specific codes which are regulated in the United States by the Small Business Administration. While we do not presently derive a substantial portion of our business from contracts which are set-aside for small businesses, we are able to bid on small business set-aside contracts as well as contracts which are open to non-small business entities. It is also possible that we may become more reliant upon small business set-aside contracts. Our continuing growth may cause us to lose our designation as a small business, and additionally, as the NAICS codes are periodically revised, it is possible that we may lose our status as a small business and may sustain an adverse impact on our current competitive advantage. The loss of small business status could adversely impact our ability to compete for government contracts, maintain eligibility for special small business programs and limit our ability to partner with other business entities which are seeking to team with small business entities that may be required under a specific contract.

We intend to pursue international sales opportunities which may require export licenses and controls.

In order to pursue international sales opportunities, we have initiated a program to obtain product classifications, commodity jurisdictions, licenses, technology control plans, technical data export licenses and export related programs. Due to our diverse products, it is possible that some products may be subject to classification under the United States State Department International Traffic in Arms Regulations (ITAR). In the event that a product is classified as an ITAR-controlled item, we will be required to obtain an ITAR export license. While we believe that we will be able to obtain such licenses, the denial of required licenses and/or the delay in obtaining such licenses may have a significant adverse impact on our ability to sell products internationally. Alternatively, our products may be subject to classification under the United States Commerce Department’s Export Administration Regulations (EAR). We also anticipate that we may be required to comply with international regulations, tariffs and controls and we intend to work closely with experienced freight forwarders and advisors. We anticipate that an internal compliance program for international sales will require the commitment of significant resources and capital.

We have made, and expect to continue to make, strategic acquisitions and investments, and these activities involve risks and uncertainties.

In pursuing our business strategies, we continually review, evaluate and consider potential investments and acquisitions. In evaluating such transactions, we are required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, acquisitions and investments involve certain other risks and uncertainties, including the difficulty in integrating newly-acquired businesses, the challenges in achieving strategic objectives and other benefits expected from acquisitions or investments, the diversion of our attention and resources from our operations and other initiatives, the potential impairment of acquired assets and the potential loss of key employees of the acquired businesses.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position or results of operations.

We are defendants in a number of litigation matters. These matters may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in the litigation matters to which we have been named a party and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our financial condition, results of operations and liquidity.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

Risks Relating to Our Common Stock

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report accurately our financial results. This could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are beginning to evaluate how to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on that assessment. During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports.

There can be no assurance that we will maintain adequate controls over our financial processes and reporting in the future or that those controls will be adequate in all cases to uncover inaccurate or misleading financial information that could be reported by members of management. If our controls failed to identify any misreporting of financial information or our management or independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the trading price of our shares could drop significantly. In addition, we could be subject to sanctions or investigations by the stock exchange upon which our common stock may be listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•   quarterly variations in our operating results;

•   cyclical nature of defense spending;

•   interest rate changes;

•   changes in the market’s expectations about our operating results;

•   our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•   changes in financial estimates and recommendations by securities analysts concerning our company or the defense industry in general;

•   operating and stock price performance of other companies that investors deem comparable to us;

•   news reports relating to trends in our markets;

•   changes in laws and regulations affecting our business;

•   material announcements by us or our competitors;

•   sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•   general economic and political conditions such as recessions and acts of war or terrorism.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in the company.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•   establish a classified board of directors so that not all members of our board of directors are elected at one time;

•   provide that directors may be removed only “for cause” and only with the approval of 66 2/3 percent of our stockholders;

•   provide that only our board of directors can fill vacancies on the board of directors;

•   require super-majority voting to amend our bylaws or specified provisions in our certificate of incorporation;

•   authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•   limit the ability of our stockholders to call special meetings of stockholders;

•   prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•   provide that the board of directors is expressly authorized to adopt, amend, or repeal our bylaws, subject to the rights of our stockholders to do the same by super-majority vote of stockholders; and

•   establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained or incorporated by reference in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can indentify these statements by forward-looking words such as “may,” “expect,” “project,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•   discuss future expectations;

•   contain projections of future results of operations or financial condition; or

•   state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this report provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•   our reliance on the U.S. government for a substantial amount of our sales and growth;

•   decreases in U.S. government defense spending;

•   our ability to contract further with the U.S. Department of Defense;

•   our ability to comply with complex procurement laws and regulations;

•   competition and other risks associated with the U.S. government bidding process;

•   changes in the U.S. government’s procurement practices;

•   our ability to obtain and maintain required security clearances;

•   our ability to realize the full amount of revenues reflected in our backlog;

•   our ability to finance the redemption of our Series A Convertible Preferred Stock in accordance with the terms of such series of Preferred Stock and our settlement agreement with the holders of such Preferred Stock;

•   our reliance on certain suppliers; and

•   intense competition and other risks associated with the defense industry in general and the security-related defense sector in particular.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this report could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock covered by this prospectus. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

SELLING STOCKHOLDERS

The following table lists the number of shares and percentage of shares beneficially owned based on 45,506,457 shares of common stock outstanding as of August 4, 2009.

This prospectus relates to the possible resale by the selling stockholders identified below of 5,695,505 shares of our common stock issued as dividends on our Series A Convertible Preferred Stock and upon exercise of warrants held by the selling stockholders. In connection with the registration rights we granted to the selling stockholders, we agreed to file with the Securities and Exchange Commission (or SEC) a registration statement, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus or interests therein from time to time on the NYSE Amex, in privately negotiated transactions or otherwise. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock owned by them. The selling stockholders, however, make no representations that the shares covered by this prospectus will be offered for sale. The table below presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus.

When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below. The number of shares in the column “Number of Shares Offered Hereby” represents all of the shares that a selling stockholder may offer under this prospectus. The column “After the Offering Number of Shares Beneficially Owned” assumes that the selling stockholder will have sold all of the shares of common stock offered under this prospectus. However, because the selling stockholders may offer, from time to time, all, some or none of their shares of common stock under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. Please carefully read the footnotes located below the selling stockholders table in conjunction with the information presented in the table.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of August 4, 2009, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, to our knowledge, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Prior to the Offering			After the Offering
	Number of Shares Beneficially Owned	Percentage of Shares Outstanding	Number of Shares Offered Hereby	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
West Coast Opportunity Fund, LLC(1)	20,555,518	39.0%	5,325,624	15,229,894	28.9%
Centaur Value Fund, LP(2)	689,322	1.5%	201,822	487,500	1.1%
United Centaur Master Fund(3)	168,059	*	168,059	0	*

*              Less than 1%

(1)           Pursuant to an Irrevocable Proxy and Voting Agreement (the “Voting Agreement”) between the selling stockholders and Anthony Piscitelli, dated May 22, 2009, Mr. Piscitelli has agreed, among other things, that if we fail to redeem $7,500,000 in stated value of our Series A Convertible Preferred Stock (“Series A Preferred”) by December 31, 2009, he will vote all shares of voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred and (ii) amending our certificate of incorporation to grant the holders of Series A Preferred the right to elect two persons to serve on our board of directors, as specified in the Voting Agreement (the “Company Actions”). Mr. Piscitelli appointed West Coast Opportunity Fund, LLC (“WCOF”) as his proxy to vote his shares of voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered. Accordingly, WCOF may be deemed to be the beneficial owner of an aggregate of 8,217,394 shares of common stock owned by Mr. Piscitelli, which include 150,000 shares of common stock issuable upon the exercise of options, held by Mr. Piscitelli. In addition, WCOF directly owns 14,025 shares of our Series A Preferred Convertible Stock that are initially convertible into 7,012,500 shares of our common stock and 5,325,624 shares of our common stock. Pursuant to the Waiver Agreement, dated June 8, 2009, we waived the terms of the Series A Convertible Preferred Stock and related warrants held by the holders of such preferred stock preventing their conversion and exercise, respectively, if the holders thereof (together with their affiliates) would own in excess of 9.99% of our outstanding common stock after such conversion or exercise. The address of WCOF is c/o West Coast Asset Management, Inc., 1205 Coast Village Road, Montecito, California 93108.

(2)           Centaur Value Fund, LP owns 975 shares of our Series A Preferred Convertible Stock that are initially convertible into 487,500 shares of our common stock and 201,822 shares of our common stock. The address of Centaur Value Fund, LP is 1460 Main Street, Suite 234, Southlake, Texas 76092.

(3)           United Centaur Master Fund owns 168,059 shares of our common stock.  The address of United Centaur Master Fund is 1460 Main Street, Suite 234, Southlake, Texas 76092.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•   ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•   block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•   an exchange distribution in accordance with the rules of the applicable exchange;

•   privately negotiated transactions;

•   short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•   through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•   broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•   a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our common stock and the relevant provisions of our third amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entity to the full text of such documents, which are filed as exhibits hereto.

At August 4, 2009, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, of which 45,506,457 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $.001 per share, of which 15,000 shares have been designated Series A Convertible Preferred Stock and are issued and outstanding.  Our common stock is traded on the NYSE Amex.

Common Stock

As of August 4, 2009, there were 45,506,457 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders.  Holders of common stock do not have cumulative voting rights.  Holders of the common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock.  The common stock has no preemptive or conversion rights and no additional subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deemed relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporation’s voting stock.

Our third amended and restated certificate of incorporation and bylaws contain provisions described below.

Classified board of directors

Our certificate of incorporation divides our board of directors into three staggered classes (also referred to as a “classified” board), in which one-third of the directors is elected each year such that each director serves a three-year term.  As a results a portion of our board of directors are elected each year, making it difficult for a potential acquiror (which may even be a majority stockholder) to gain control of our board of directors in less than two years.

Stockholder removal of directors only “For Cause” and with super-majority vote

Our certificate of incorporation requires a 66 2/3% majority vote of stockholders for the removal of directors, and such removal shall be only “for cause.”

Stockholder limitations on filling vacancies

Our certificate of incorporation eliminates the ability of stockholders to fill vacancies on our board of directors and gives the board the exclusive right to fill vacancies.

Issuance of preferred stock

Our board of directors, without stockholder approval, has authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock.  As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.  Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice.  These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting or a special meeting of stockholders.

Stockholder meetings

Our bylaws provide that our stockholders may call a special meeting only upon the request of the holders of at least a majority of the outstanding common stock entitled to vote.  Our third amended and restated certificate of incorporation prohibits stockholder action by written consent and requires all stockholder actions to be taken at a meeting of our stockholders.

Amendment of bylaws

Our certificate of incorporation and bylaws provide that stockholders can amend the bylaws or specified provisions in the certificate of incorporation only upon the affirmative vote of the holders of a 66-2/3% majority of the outstanding shares of the capital stock then entitled to vote, voting together as a single class.

The above provisions in our third amended and restated certificate of incorporation and amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.

LEGAL MATTERS

Greenberg Traurig, LLP, McLean, Virginia, has passed upon the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of American Defense Systems, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Jewett, Schwartz, Wolfe and Associates, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and will modify and supersede information in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.  We hereby incorporate by reference the documents listed below:

•   Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•   Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 15, 2009, filed on April 17, 2009;

•   Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•   Current Reports on Form 8-K filed with the SEC on January 15, 2009, January 16, 2009, February 17, 2009, March 4, 2009, April 15, 2009, May 1, 2009, May 13, 2009, May 20, 2009, May 26, 2009, June 17, 2009 and July 28, 2009.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of the filings that have been incorporated by reference in this prospectus but not delivered with the prospectus upon written or oral request, at no cost, either through the “Investor” section of our website (www.adsiarmor.com) or by writing us at American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York 11801 or telephoning us at (516) 390-5300, attention of Gary Sidorsky, our Chief Financial Officer.  The information contained on our website is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  We are not making any offer of these securities in any state where the offer is not permitted.  You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-1 to register the securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect us and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from the Commission’s web site at www.sec.gov. We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference room and the web site of the Commission referred to above.

American Defense Systems, Inc.

5,695,505 Shares

Common Stock

PROSPECTUS

August 10, 2009